Exhibit 10.20

MASTER PURCHASE AGREEMENT

AND ESCROW INSTRUCTIONS

Between

NNN RETAIL PROPERTIES FUND SUB I, LLC,

a Delaware limited liability company,

NNN RETAIL PROPERTIES FUND SUB II, LLC,

a Delaware limited liability company

NNN RETAIL PROPERTIES FUND SUB III, LLC,

a Delaware limited liability company

collectively as Seller

and

SERIES C, LLC,

an Arizona limited liability company,

as Buyer

July 11, 2012

MASTER PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of July 11, 2012 (the “Effective Date”).

PARTIES:	This Master Purchase Agreement and Escrow Instructions is between NNN RETAIL PROPERTIES FUND SUB I, LLC, a Delaware limited liability company, NNN RETAIL PROPERTIES FUND SUB II, LLC, a Delaware limited liability company, NNN RETAIL PROPERTIES FUND SUB III, LLC, a Delaware limited liability company, collectively as “Seller”, and SERIES C, LLC, an Arizona limited liability company, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of those certain parcels of improved property listed by address on Exhibit A attached hereto, and as legally described on Exhibit A-1 attached hereto (collectively, the “Real Property”);

WHEREAS, as of the Effective Date, each parcel of the Real Property is improved with a building containing approximately that certain number of square feet set forth on Exhibit A attached hereto (each, a “Building” and, collectively, the “Buildings”). The Real Property, the Buildings and the improvements to the Real Property (collectively, the “Improvements”) are leased to Stripes, LLC with respect to 11 Properties (as hereinafter defined), Town & Country Food Stores, Inc. with respect to 8 Properties and Road Ranger, L.L.C., with respect to 2 Properties (collectively, the “Tenant”), in accordance with a written leases as described on Exhibit H (each, a “Lease” and, collectively, the “Leases”). The Real Property, the Buildings, the Improvements, the personal property, if any, of Seller located on the Real Property and Seller’s interest in each of the Leases and all rents issued and profits due or to become due thereunder and the Guaranty are hereinafter individually referred to as a “Property” and in the plural as “Properties” and all Properties shall collectively be referred to as the “Premises”; and

WHEREAS, Buyer desires to purchase the Premises from Seller and Seller desires to sell the Premises to Buyer free and clear of all liens, all as more particularly set forth in this Master Purchase Agreement and Escrow Instructions (the “Agreement”).

NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Premises subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3. INCLUSIONS IN PREMISES.

(a) The Premises. The term “Premises” shall also include the following:

(1) all tenements, hereditaments and appurtenances pertaining to the Real Property;

(2) all interest, if any, of Seller in all mineral, water and irrigation rights, running with or otherwise pertaining to the Real Property;

(3) all interest, if any, of Seller in any road adjoining the Real Property;

(4) all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to any Property or any portion thereof by reason of condemnation, eminent domain or exercise of police power;

(5) all of Seller’s interest in the Buildings, the Improvements and any other improvements and fixtures on the Real Property;

(6) all of Seller’s interest, if any, in any equipment, machinery and personal property located on or used in connection with the Real Property (collectively, the “Personalty”);

(7) the Leases and all security deposits, if any, now or hereafter due thereunder; and,

(b) The Transfer Documents. Except for the Personalty, which shall be transferred by a quit claim bill of sale from Seller to Buyer, a specimen of which is attached hereto as Exhibit B (the “Bill of Sale”); the Leases, each of which shall be transferred by an assignment and assumption of lease, a specimen of which is attached hereto as Exhibit C (each, an “Assignment of Lease”); the licenses, permits, plans and warranties, which are to be transferred by an assignment of licenses, permits, plans and warranties, a specimen of which is attached hereto as Exhibit D (the “License Agreement”); all components of each Property shall be transferred and conveyed by execution and delivery by Seller of a special warranty deed, a specimen of which is attached hereto as Exhibit E (each, a “Deed”). The Bill of Sale, each Assignment of Lease, the License Agreement and each Deed are hereinafter collectively referred to as the “Transfer Documents”.

4 PURCHASE PRICE. The aggregate price to be paid by Buyer to Seller for the Premises is EIGHTY-SEVEN MILLION FOUR HUNDRED FIFTY-SEVEN THOUSAND EIGHT HUNDRED FORTY-NINE AND NO/100 DOLLARS ($87,457.849.00) (the “Purchase Price”), which Purchase Price is allocated among the Premises as set forth on Exhibit A attached hereto, and which Purchase Price is payable as follows:

(a) One Million One Hundred Fifty-Five Thousand and no/100 Dollars ($1,155,000.00) earnest money (the “Earnest Money Deposit”) to be deposited in escrow with Fidelity National Title Insurance Company, c/o Phoenix National Title Services, 1 East Washington Street, Suite 450, Phoenix, Arizona 85004, Attention: Kelli J. Vos (“Escrow Agent”) not later than five (5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of a fully-executed original of this Agreement, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”);

(b) Such amounts, in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), set forth in one or more settlement or closing statements prepared by Escrow Agent and approved by Buyer and Seller in connection with COE of each parcel of Real Property constituting the Premises, to be deposited in escrow with Escrow Agent on or before COE (the “Additional Funds”) which is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer (but in no event a money market account). The Earnest Money Deposit and interest thereon shall be applied as follows:

(a) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit and all interest earned to the effective date of withdrawal shall be paid immediately to Buyer;

(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit and all interest earned to the date of withdrawal shall be paid to Seller as Seller’s agreed and total liquidated damages, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and

(c) if escrow closes, the Earnest Money Deposit and all interest earned to COE shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6 PRELIMINARY TITLE REPORT AND OBJECTIONS.

(a) Within ten (10) business days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (each, a “Report” and, collectively, the “Reports”) for an ALTA extended coverage, or TLTA, as applicable, title insurance policy (each, an “Owner’s Policy” and, collectively, the “Owner’s Policies”) on each Property to Buyer and Seller. Each Report shall show the status of title to the applicable Property as of the date of such Report and shall also describe the requirements of Escrow Agent for the issuance of an Owner’s Policy corresponding to such Property as described herein. The cost of a standard Owner’s Policy corresponding to each Property shall be paid by Seller; any additional costs for an extended coverage policy or any endorsements (excluding, however, those endorsements required to cure one or more objectionable matters set forth in an Objectionable Report (as hereinafter defined), which endorsements shall be issued at Seller’s sole cost and expense) shall be paid by Buyer. In addition to the Reports, Escrow Agent shall simultaneously deliver to Buyer and Seller complete, legible copies of all documents identified in Part Two of Schedule B of each Report.

(b) If Buyer is dissatisfied with any exception to title as shown in any Report (each such report, an “Objectionable Report”), then Buyer may, by giving written notice thereof to Escrow Agent and Seller on or before expiration of the Study Period (as defined below) (provided, however, Buyer shall have not less than ten (10) days from its receipt of the Survey (as defined in Section 9 below) corresponding to each Property to object to any matters disclosed on or by such Survey that were not previously disclosed by Seller’s existing survey corresponding to such Property), either (i) terminate this Agreement in its entirety, whereupon the Earnest Money Deposit plus interest shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) provisionally accept the title to those Properties corresponding to such Objectionable Report subject to Seller’s agreement to use commercially reasonable efforts to cause the removal of any disapproved exceptions or objectionable matters.

If Buyer gives notice to Seller of its election of option (ii) above, Seller shall notify Buyer in writing within five (5) days after receiving Buyer’s written notice of disapproval of any exceptions or objectionable matters if Seller does not intend to remove (or endorse over) any such exception and/or objectionable matter. Seller’s lack of response shall be deemed as Seller’s election to not remove (or endorse over) any such exception and/or objectionable matter.

(c) In the event any Report is amended (each such Report, an “Amended Report”) to include new exceptions that are not set forth in the prior Report corresponding to the same Property, Buyer shall have until the later of (i) the expiration of the Study Period, or (ii) the date seven (7) days after Buyer’s receipt of both such Amended Report and copies of the documents identified in the new exceptions or new requirements, within which to either (1) terminate this Agreement in its entirety as set forth in Section 6(b)(i) above or (2) to provisionally accept the title to the Property subject to Seller’s agreement to use commercially reasonable efforts to cause the removal of any disapproved exceptions or objections as set forth in Section 6(b)(ii) above.

(d) In the event Buyer provisionally accepts title to a Property corresponding to either an Objectionable Report and/or an Amended Report pursuant to Sections 6(b) and/or 6(c) above, if Seller serves notice to Buyer that Seller does not intend to remove such exceptions and/or objectionable matters from one or more Objectionable Reports and/or the Amended Reports, as applicable, before COE, Buyer shall, within three (3) days after receipt of such notice from Seller, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement in its entirety as set forth in Section 6(b)(i) above, or (ii) waive such objections. If written notice of dissatisfaction as to any Report is not timely given by Buyer to Seller, then Buyer shall be deemed to have accepted of the condition of the title of the Premises.

7 BUYER’S STUDY PERIOD AND CLOSING CONTINGENCIES.

(a) The Study Period. As to any particular Property, Buyer shall have until 5:00 p.m. MST on the thirtieth (30th) day after the Effective Date (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring each Property, including, without limitation, Buyer’s right to: (i) review and approve each Survey, each Lease, Seller’s operating statements with respect to each Property; and (ii) obtain, review and approve an environmental study of each Property (collectively, “Buyer’s Diligence”).

In the event that the results of the inspections, investigations, reviews and feasibility studies to which reference is made in Paragraphs 6, 7, 8 and 9 hereof, in Buyer’s sole opinion and within Buyer’s sole discretion, unacceptable to Buyer for any reason whatsoever, and Buyer so notifies Seller of the fact on or before the expiration of the Study Period provided in this Paragraph, then, at Buyer’s option and upon Buyer’s request, the Earnest Money deposited by Buyer with Escrow Agent hereunder, together with all interest earned thereon, shall be returned to Buyer and, this Agreement shall thereupon be terminated, null and void, and be of no further force and effect and all parties hereto shall thereupon be relieved and absolved of any further liabilities or obligations whatsoever to each other hereunder, except with respect to those liabilities or obligations hereunder which are expressly stated to survive the termination of this Agreement. If Buyer fails to notify Seller in writing on or prior to expiration of the Study Period that each Property is suitable to Buyer and that the contingencies set forth in this Section 7 have been waived, then this Agreement shall automatically terminate and be rendered of no further force or effect, the Earnest Money Deposit and all interest earned thereon shall be returned to Buyer and the parties hereto shall have no further obligations to one another except under the indemnities which expressly survive COE or the earlier termination of this Agreement.

(b) Right of Entry. Subject to the prior rights of the Tenant and Landlord’s right of entry under the Lease, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon each of the Premises, at the time or times during the Study Period reasonably designated by Seller, to conduct Buyer’s Diligence. In the event Buyer determines any material adverse fact in connection with any Property as a result of Buyer’s Diligence, Buyer agrees to promptly notify Seller of the same. Notwithstanding the foregoing, Buyer shall not conduct any invasive testing. Upon the completion of any inspection, examination, test or study, if any, Buyer shall promptly restore the applicable Property to as near its former condition as is reasonably possible. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from any and all liabilities, claims, losses or damages, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence. Buyer shall carry comprehensive general liability insurance and property damage insurance, with minimum limits of $1,000,000 per occurrence with a $2,000,000 combined single limit, contractual liability insurance with respect to Buyer’s obligations herewith, and workers compensation insurance. Buyer shall provide Seller with a certificate of insurance evidencing such insurance naming Seller as an additional insured thereunder. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

8 DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow all information in Seller’s possession relating to the leasing, operating, maintenance, engineering, environmental tests and like matters regarding each Property which Seller has in its possession (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. The foregoing deliveries shall include, but not be limited to, copies of all: (i) each Lease (including any amendments thereto and guaranties thereof, including any Tenant deposit list in regard thereto, and (ii) the existing survey of each Property in Seller’s possession.

(b) Delivery by Buyer. If this Agreement is canceled for any reason, except Seller’s willful default hereunder, Buyer agrees to deliver to Seller all diligence materials delivered by Seller to Buyer and, upon payment by Seller to Buyer of Buyer’s cost thereof, copies of those investigations, studies and/or tests which Buyer may have elected to obtain.

9 THE SURVEYS. Seller shall, at its expense, deliver to Buyer a current ALTA “as built” survey for each Property prepared by a national surveyor selected by Seller. If any such survey discloses any encroachments or other adverse matters which are unacceptable to Buyer in its sole discretion, Buyer shall be entitled to terminate this Agreement by delivering written notice thereof to Seller prior to the expiration of the Study Period, whereupon this Agreement shall terminate as provided in Paragraph 7 hereof. In the event Buyer shall not terminate this Agreement as a result of the inspections and investigations to be performed by Buyer pursuant to Paragraph 7 hereof, then and in such event Buyer shall be deemed to have agreed to accept title to and acquire the Property from Seller subject to any matters disclosed by or which would be disclosed by any such survey of the Property obtained by Seller.

10. ESTOPPEL. Seller shall use commercially reasonable and diligent efforts to cause Tenant to execute an estoppel with respect to each Property and thereafter to deliver the same to Buyer no earlier than 30 days prior to COE. Seller shall promptly deliver to Buyer photocopies of each executed estoppel certificate when Seller receives the same. The estoppel certificates shall be substantially in the form required by the applicable Lease.

In the event that an estoppel certificate has not been received as to any Property at least three (3) business day prior to COE, Buyer may, as its sole and exclusive remedy, either: (i) waive the estoppel requirement and proceed to COE in accordance with the terms and provisions hereof; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than two (2) business days prior to COE, upon which termination the Earnest Money shall be refunded to Buyer, together with any interest accrued thereon and neither party shall have any further rights, obligations or liabilities hereunder; except for those rights, obligations and liabilities expressly surviving the termination of this Agreement; or (iii) extend the COE for a period of up to ten (10) days for receipt of the estoppel only. If Buyer so extends the COE, (“Extended COE”) then Seller shall continue to use commercially reasonable and diligent efforts to cause the applicable Tenant to execute the estoppel corresponding to such Property. If Seller does not deliver an estoppel corresponding to such Property executed by the applicable Tenant during the Extended COE, then Buyer may, as its sole and exclusive remedy, either: (i) waive the estoppel requirement and proceed to COE in accordance with the terms and provisions hereof; or (ii) terminate this Agreement by delivering written notice thereof to Seller no later than said Extended COE, upon which termination the Earnest Money, together with any interest accrued thereon, shall be refunded to Buyer and neither party shall have any further rights, obligations or liabilities hereunder, except for those rights, obligations and liabilities expressly surviving the termination of this Agreement.

11. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Earnest Money Deposit and/or the Additional Funds, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.

12. DELIVERY OF POSSESSION. Seller shall deliver possession of each Property to Buyer at COE subject only to the rights of the Tenant under each of the Leases as approved by Buyer as part of Buyer’s Diligence.

13. BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow with respect to the Property are expressly subject to the following:

(a) the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents;

(b) the issuance of the Owner’s Policies (or written commitments therefor) subject only to those matters approved or deemed approved by Buyer pursuant to this Agreement;

(c) the delivery by Seller to Buyer at COE of all security deposits and pre-paid rents under each of the Leases, if any, in the form of a credit in favor of Buyer against the Additional Funds;

(d) the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from each of the Owner’s Policies;

(e) the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under each of the Leases be paid to Buyer;

(f) Seller shall request a Subordination, Non-Disturbance and Attornment Agreement with respect to each Property (each, a “SNDA” and, collectively, the “SNDAs”) from Tenant in Tenant’s standard form at the time it requests the estoppels, but the parties acknowledge that receipt of such SNDAs shall not be a condition to COE;

(g) delivery to Buyer of fully-executed originals of the Leases (or, if Seller does not have originals of any Lease, then a copy of such Lease); and

(h) Delivery of copies of all of Seller’s interest, to the extent transferable, in all permits and licenses (collectively, the “Permits”), warranties (specifically including, without limitation, any warranty related to the roof of any Building), contractual rights and intangibles (including rights to the name of the Improvements as well as architectural/engineering plans) with respect to the operation, maintenance, repair or improvement of any Property (collectively, the “Contracts”), which Seller has in its possession.

If the foregoing conditions have not been satisfied as to any Property by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement, whereupon the Earnest Money Deposit plus interest shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions not to exceed fifteen (15) days unless agreed to by Seller.

14. SELLER’S WARRANTIES. Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(a) to the best of Seller’s knowledge (“Seller’s Knowledge” as used herein shall mean the actual knowledge of Kristin Furniss, Director of Asset Management, without any independent investigation), no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of any Property by any person, authority or agency having jurisdiction; and if such notice of violation is issued subsequent to the Effective Date of this Agreement and prior to COE, Buyer may terminate this Agreement by delivering written notice thereof to Seller no later than three business days prior to COE, upon which termination the Earnest Money shall be refunded to Buyer, together with any interest accrued thereon;

(b) to the best of Seller’s knowledge, there are no unrecorded leases (other than the Leases), liens or encumbrances which may affect title to any Property except as set forth in the Reports;

(c) to the best of Seller’s knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of any Property, or any portion thereof, by any governmental authorities, except for a proposed water meter upgrade project located in the City of Odessa, Texas;

(d) to the best of Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against any Property which will result in a lien upon any Property;

(e) Seller has not and will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon any Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations;

(f) except as set forth in Section 39 below, Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell any Property, or any portion thereof, to a third party and Seller will not enter into nor execute any such agreement without Buyer’s prior written consent;

(g) Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, specimens of which are attached hereto as Exhibits;

(h) no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;

(i) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to any Property, or terminate, amend, modify, extend or waive any rights under any of the Lease without Buyer’s prior written consent, which consent shall not be unreasonably withheld;

(j) to the best of Seller’s knowledge, this the execution of this Agreement by Seller will not in any way violate any other agreements to which Seller is a party;

(k) no default of Seller exists under any of the Contracts and, to Seller’s knowledge, no default of any of the other parties exists under any of the Contracts;

(l) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of any Property up to COE shall be paid in full by Seller if Seller is obligated to pay the same under the applicable Lease or Leases;

(m) all general real estate taxes, assessments and personal property taxes that have become due with respect to any Property (except for those that will be prorated at COE) have been paid or will be so paid by Seller, if Seller is obligated to pay same under the applicable Lease or Leases, prior to COE;

(n) Seller agrees that, between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1) continue to operate each Property as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller;

(2) maintain or enforce Seller’s rights as landlord under each of the Leases to cause the Tenant to maintain each Property in its current condition and perform required and routine maintenance and make replacements of each part of each Property that is tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or disfunctioning portion of each Property that is tangible property (whether real or personal) as the relevant conditions require only to the extent required under each Lease.

(3) enforce Seller’s rights as landlord under each of the Leases to cause Tenant to comply with all governmental requirements applicable to each Property;

(4) except as required by a governmental agency, not place or permit to be placed on any portion of any Property any new improvements of any kind or remove or permit any improvements to be removed from any Property without the prior written consent of Buyer, provided however, such consent of Buyer shall not be required in the event said placing or removing of said improvements do not materially and adversely affect the applicable Property;

(5) not restrict, rezone, file or modify any development plan or zoning plan or establish or participate in the establishment of any improvement district with respect to all or any portion of any Property without Buyer’s prior written consent; and

(6) without Buyer’s prior written consent which shall not be unreasonably withheld, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon any Property or any portion thereof that effects title thereto; notwithstanding the foregoing, with respect to any such easement that is required for the operation of the applicable Property (such as utility easements), Buyer must provide any objection to Seller in writing within five (5) days after receipt of such easement or Buyer shall be deemed to have approved such easement;

(o) Except as provided in those certain Phase I Environmental Reports set forth on the attached Schedule I (the “Environmental Reports”), Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about any Property of any Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;

(p) except as provided in the Environmental Reports, Seller has no actual knowledge, that there is now, or that there has ever been, on or in any Property or any portion thereof underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment. Seller hereby assigns to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about any Property (including Hazardous Materials released on any Property prior to COE and continuing in existence on such Property at COE);

(q) should Seller receive notice or knowledge of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing;

(r) the execution, delivery and performance of this Agreement and the Transfer Documents, specimens of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound;

(s) The representations and warranties set forth in this Section 14 are made as of the Effective Date and are remade as of the COE and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the COE for a period of six months (the “Survival Period”). Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the COE, but only on the following condition: the party bringing the action for breach first learns of the breach after COE and gives written notice of such breach to the other party before the end of the Survival Period and files such action on or before the first day following the second anniversary of the COE. Neither party shall have any liability after COE for the breach of a representation or warranty or covenant hereunder of which the other party hereto had actual knowledge as of COE. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Buyer might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Buyer agrees that any liability of Seller to Buyer will be limited to $1,000,000. The provisions of this Section 14 shall survive the COE; and

(t) to the best of Seller’s knowledge, there are no proceedings pending for the increase of the assessed valuation of any Property or any portion thereof.

15. BUYER’S WARRANTIES. Buyer hereby represents to Seller as of the Effective Date and again as of COE that:

(a) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, specimens of which are attached hereto as Exhibits;

(b) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, specimens of which are attached hereto as Exhibits;

(c) the execution, delivery and performance of this Agreement and the Transfer Documents, specimens of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound;

(d) Buyer is not an employee benefit plan (a “Plan”) subject to ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), assets of a Plan are not being used to acquire the Property, Buyer is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller, and Buyer’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code;

(e) Buyer represents and warrants to Seller that Buyer is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto. With respect to parties owning direct or indirect interests in Buyer or any affiliate of Buyer, Seller acknowledges that Buyer has relied exclusively on its U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by FINRA regulations and applicable law in making the foregoing representation;

(f) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing; and

(g) all representations made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for a period of six months after COE. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties. Buyer’s indemnity and hold harmless obligations shall survive COE for a period of six (6) months after COE.

16. PRORATIONS. The following prorations shall be made between Buyer and Seller as of the date of Closing:

(a) All rent and additional rent under each Lease of the Property (together the “Rent”) attributable to the period prior to the Closing Date shall be the property of Seller, and all Rent attributable to the Closing Date and the period subsequent thereto shall be the property of Buyer. If Rent for the month in which the Closing Date occurs has been paid by Tenant to Seller prior to the Closing Date, then such rent shall be the property of Seller and Buyer shall receive a credit for all such Rent attributable to the Closing Date and the period subsequent thereto. If Rent for the month in which the Closing Date occurs has not been paid by Tenant to Seller prior to the Closing Date, then such rent shall be the property of Buyer and Seller shall receive a credit for all such Rent attributable to the period prior to the Closing Date. Buyer and Seller each agree to remit to the other, within two (2) business days after receipt of same, all Rent received by them after the Closing Date which is defined as the property of the other party pursuant to the terms of this subparagraph, which obligation shall expressly survive Closing hereunder; and

(b) Ad valorem taxes and assessments for the year of Closing hereunder which are not payable by Tenant under the applicable Lease (together the “Taxes”) and which are attributable to the period prior to the Closing Date shall be the responsibility of Seller, and such Taxes which are attributable to the Closing Date and the period subsequent thereto shall be the responsibility of Buyer, and shall be prorated accordingly.

17. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree that there are no brokers involved in this transaction, and that if any other person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement, the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. Notwithstanding the foregoing, National Retail Properties, LP shall be paid a disposition fee by Seller equal to one percent (1%) of the Purchase Price. The provisions of this subsection shall survive cancellation of this Agreement or COE.

18. CLOSE OF ESCROW. COE as to the Premises shall be on or before 5:00 p.m. MST on the fifteenth (15th) day after the expiration of the Study Period (as such Study Period may be extended pursuant to Section 6(b) hereof). Buyer may extend the COE date for up to an additional fifteen (15) days upon delivery of written notice to extend the COE date to Escrow Agent prior to the original COE date and by depositing an additional One Million One Hundred

Fifty-Five Thousand and no/100 Dollars ($1,155,000.00) of earnest money with Escrow Agent. For purposes of this Agreement, any additional earnest money deposited with Escrow Agent pursuant to this Section 18 shall be added to and become a part of the Earnest Money Deposit.

19. ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Seller may assign this Agreement to an affiliate of Seller; provided, however, no such assignment shall release or otherwise relieve Seller from any obligations hereunder. Buyer may assign its rights under this Agreement in whole or in part to one or more affiliates of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes each of the obligations of Buyer under this Agreement, including specifically, without limitation, all obligations concerning the Earnest Money Deposit. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least five (5) days prior to COE. Buyer shall provide a copy of any such assignment at least three (3) days prior to COE. Under no circumstances shall Buyer have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller’s sale of the Property to such person or entity would, in the reasonable opinion of Seller’s ERISA advisors or consultants, create or otherwise cause a “prohibited transaction” under ERISA. In the event Buyer assigns this Agreement or transfers any ownership interest in Buyer, and such assignment or transfer would make the consummation of the transaction hereunder a “prohibited transaction” under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment by Buyer to an entity controlling, controlled by or under common control with Buyer, if (y) COE occurs, and (z) the assignee assumes all obligations of Buyer under this Agreement relating to the Property or Properties acquired by such assignee, the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE.

20. RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to any Property or any part thereof which may occur prior to COE. Prior to CEO, Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of any Property or any part thereof with respect to which written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of any Property is conveyed in lieu of condemnation prior to COE (any such damage, taking or condemnation event a “Risk of Loss Event”). In the event of any Risk of Loss Event prior to COE which is “Material” (as defined below), Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent given within five (5) business days of Buyer’s receipt of written notice from Seller of a Risk of Loss Event, remove the affected Property from this Agreement (the “Rejected Property”) and the Purchase Price shall be reduced by the amount corresponding to such Rejected Property as set forth in Exhibit A attached hereto, and this Agreement shall continue in full force and effect with respect to all remaining Properties. In the event of any Risk of Loss Event which does not result in a termination of this Agreement as to the affected Property, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price of the applicable Property the amount of any insurance or condemnation proceeds actually received by Seller or any lender of Seller which have not been used (or delivered to Tenant pursuant to the terms of the Leases) to repair or restore the Property, or assign to Buyer, as of COE, all rights or claims for relief to the same subject to the terms of the Leases. Except as specifically set forth in this Section, there shall not be any reduction of the Purchase Price due to a Risk of Loss Event.

As used herein, the term “Material” shall mean (i) with respect to a Risk of Loss Event related to casualty, such Risk of Loss Event results in (a) the Tenant having a right of termination under the applicable Lease and the Tenant does not waive such right of termination in writing prior to the date that is five (5) days from the date that Buyer receives notice of the Risk of Loss Event, (b) the Tenant having the right to permanently or temporarily abate or offset its rent under the applicable Lease, (c) damage to the applicable Property the cost of which to repair is reasonably estimated to exceed $200,000, or (d) casualty damage to the applicable Property that is not fully covered by insurance (unless either (1) Seller agrees in writing to contribute, as a credit to Buyer against the Purchase Price at COE, the full amount of such shortage, or (ii) Tenant is obligated under the applicable Lease to repair any uninsured casualty or reimburse its landlord for the cost of such repairs); and (2) with respect to a Risk of Loss Event related to condemnation, such Risk of Loss Event results in (x) the Tenant having a right of termination under the applicable Lease and Tenant does not waive such right of termination in writing prior to the date that is five (5) days from the date that Buyer receives notice of the Risk of Loss Event, (y) the Tenant having a right to permanently or temporarily abate or offset its rent under the applicable Lease, or (z) required repairs or renovations to the applicable Property the cost of which is reasonably estimated to exceed $200,000.

21. REMEDIES.

(a) Seller’s Breach. If Seller breaches this Agreement, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement in its entirety whereupon the Earnest Money Deposit plus interest shall be paid immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or (ii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative acts, Seller shall reimburse Buyer for Buyer’s actual out of pocket expenses incurred by Buyer in connection with Buyer’s diligence activities pursuant to this Agreement, including, without limitation, reasonable attorneys’ fees, in an amount not to exceed THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($300,000.00) in the aggregate. This limitation of damages does not apply to the indemnification under Section 14.

(b) Buyer’s Breach. If the purchase and sale of the Premises is not consummated in accordance with the terms and conditions of this Agreement due to default or breach on the part of Buyer, Seller, may terminate this Agreement and obtain as valid liquidated damages the entire Earnest Money. Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages suffered by Seller as a result of a default by Buyer under this Agreement, and that under the circumstances existing as of the Effective Date of this

Agreement, the liquidated damages provided for in this paragraph represent a reasonable estimate of the damages which Buyer will incur as a result of such default; provided, however that this provision shall not limit Buyer’s right to receive reimbursement for attorneys’ fees as provided herein, nor waive or affect Buyer’s indemnity obligations and Buyer’s rights to those indemnity obligations under this Agreement.

22. ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising herein, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 22, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

23. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or tested telex, or telegram, or telecopies (fax), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:

if to Seller:	National Retail Properties, LP
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Attn: Christopher P. Tessitore, Esquire
	Tel.:	(407) 265-7348
	Fax:	(407) 650-1044

with copies to:	Crow Holdings Capital Partners
3819 Maple Avenue
Dallas, Texas 75219
Attn: Stan Mullikin
	Tel.:	(214) 661-8357
	Fax:	(214) 445-0913

with copies to:	Lowndes Drosdick Doster Kantor & Reed, P.A.
450 South Orange Avenue, Suite 800
Orlando, Florida 32801
	Attn:	Timothy R. Miedona, Esquire
	Tel.:	(407) 843-4600
	Fax:	(407) 843-4444

if to Buyer:	Cole Capital Partners, LLC
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
	Attn:	Legal Department
	Tel.:	(602) 778-8700
	Fax:	(602) 778-8780

with copies to:	Snell & Wilmer L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, AZ 85004
	Attn:	Kevin T. Lytle, Esq.
	Tel.:	(602) 382-6065
	Fax:	(602) 382-6070

if to Escrow Agent:	Fidelity National Title
Phoenix National Title Services
1 East Washington Street, Suite 450
Phoenix, Arizona 85004
	Attn:	Kelli J. Vos
	Tel.:	(602) 343-7572
	Fax:	(602) 343-7564

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which such notice is delivered, if notice is given by personal delivery, telex, telegrams or telecopies, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received on the date on which the notice is received, if notice is given by personal delivery, and on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

24. CLOSING COSTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit F, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one half (1/2) of the fees and costs due Escrow Agent for its services, (iii) any transfer taxes associated with the sale of any Property, if any, (iv) the costs of the surveys obtained by Seller, (v) the costs of a standard coverage owner’s policy of title insurance for each Property, and (vi) cost of recording instruments of conveyance. At COE, Buyer shall pay for (i) the increment cost, if any, for extended coverage to the owner’s policy of title insurance for each Property, (ii) one half (1/2) of the fees and costs due Escrow Agent for its services, (iii) the cost of all endorsements to such owner’s policy of title insurance requested by Buyer, and (iv) the cost of any lender’s policy of title insurance. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein.

(b) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations materially inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(b) shall survive COE except that no adjustment shall be made later than two (2) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(c) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

25. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 25 shall survive cancellation of this Agreement.

26. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

27. REPORTING PERSON. Buyer and Seller hereby designate the Escrow Agent as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

28. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

29. GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the state in which the applicable Property is located.

30. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

31. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

32. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

33. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

34. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile, by email (in “.pdf” format) and/or in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

35. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

36. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

37. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

38. PREMISES SOLD “AS-IS”. EXCEPT AS EXPRESSLY STATED OTHERWISE HEREIN OR IN THE DEED, EACH PROPERTY SHALL BE SOLD AND

CONVEYED BY SELLER AND ACCEPTED BY BUYER IN “AS IS” CONDITION WITHOUT ANY WARRANTY OR REPRESENTATION WHATSOEVER ON THE PART OF SELLER, EXPRESS OR IMPLIED, AS TO THE CREDIT QUALITY OR FINANCIAL CONDITION OR ABILITY OF TENANT, SUCH PROPERTY’S CONDITION, CLASSIFICATION, PAST OR PRESENT USE, OR MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE, USE, DESIGN, CONSTRUCTION OR DEVELOPMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OR REPRESENTATION AS TO SURFACE OR SUBSURFACE CONDITION, ZONING, OR THE SUFFICIENCY, ACCESSIBILITY AND CAPACITY OF UTILITIES FOR BUYER’S INTENDED USE OF SUCH PROPERTY, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY BUYER AND THAT BUYER IS RELYING SOLELY ON ITS OWN INSPECTION AND INVESTIGATION OF EACH PROPERTY AND OWN INVESTIGATIONS OF THE CREDIT WORTHINESS OF THE TENANTS, WITH RESPECT THERETO AND NOT ON ANY STATEMENT, ORAL OR WRITTEN REPRESENTATION OR WARRANTY MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT ON BEHALF OF SELLER.

39. RIGHT OF FIRST REFUSAL. Buyer hereby acknowledges and agrees that Road Ranger, L.L.C. has a right of first refusal to purchase the two (2) Properties located in the State of Illinois (each a “ROFR Property” or collectively the “ROFR Properties”), which is part of the Premises to be conveyed to Buyer hereunder, as set forth under the applicable Lease, which right of first refusal, if exercised, may result in Seller terminating this Agreement with respect to one or both of the ROFR Properties; accordingly, the obligations of Seller hereunder with respect to the two ROFR Properties are expressly subject to such rights of first refusal. Seller hereby advises Buyer that Tenant has ten (10) business days (“Tenant’s Election Period”) from its receipt of Seller’s notice to Tenant (the “Offer Notice”), stating the terms and conditions of this Agreement, in which to exercise its right of first refusal. Seller agrees to deliver the Offer Notice to Tenant on or before three (3) days after the Effective Date of this Agreement. Seller shall, upon receipt from Tenant of either: (a) the notice of non-exercise of Tenant’s right of first refusal in connection with Buyer’s purchase of the ROFR Properties, or (b) the notice that Tenant shall exercise its right of first refusal or option to purchase (either such notice shall be referred to in this Agreement as the “Tenant’s Election Notice”), promptly deliver a copy of such Tenant’s Election Notice to Buyer. In the event Tenant elects to exercise its right to purchase a ROFR Property, the parties shall proceed to closing on the remaining Properties, excluding the ROFR Property or ROFR Properties, as applicable, with respect to which Tenant elects to exercise its right of first refusal to purchase, and the Purchase Price to be paid by Buyer shall be reduced by the allocated purchase price as shown on Exhibit A with respect to each such ROFR Property or ROFR Properties, as applicable. Notwithstanding anything to the contrary contained in Section 7(a) above, Section 18 above or elsewhere in this Agreement, in the event Tenant does not exercise its right of first refusal with respect to one or more of the ROFR Properties, then (a) the Study Period shall expire at 5:00 p.m. MST on the earlier of (i) the thirtieth (30th) day after the Buyer’s receipt of the Tenant’s Election Notice with respect to the ROFR Property or ROFR Properties, as applicable, in which Tenant has not exercised its right of first refusal, or (ii) the forty-fifth (45th) day after the Effective Date (the “Extended Study Period”), and (b) COE shall be on or before 5:00 p.m. MST on the fifteenth (15th) day after the expiration of the Extended Study Period or such earlier date as Buyer and Seller may otherwise agree in writing.

40. CONFIDENTIALITY. Prior to COE, Buyer agrees not to issue any press release or other public disclosure using the name, logo or otherwise referring to Seller, National Retail Properties, Inc., any of their affiliates, Tenant or the transaction without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole and absolute discretion. After COE, Buyer agrees not to issue any press release or other public disclosure using the name, logo or otherwise referring to Seller, National Retail Properties, Inc., any of their affiliates, Tenant or the transaction without the prior written consent of Seller; provided, however, that Seller’s consent may not be unreasonably withheld, conditioned or delayed. Buyer and Buyer’s agents and representatives agree to keep this Agreement confidential, and shall not, without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion, disclose the existence or terms of this Agreement to any other person or entity (other than Buyer’s employees, officers, accountants, attorneys, or agents who need to know and who Buyer has directed to treat such information as confidential). This Section 40 and the obligations of Buyer and the rights of Seller hereunder shall expressly survive the COE or earlier termination of this Agreement. Notwithstanding anything to the contrary contained herein, Buyer and Seller both acknowledge and agree that this Section 40 shall not apply to any disclosure by Buyer required by applicable law or regulation, by court order or of information already in the public domain.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	NNN RETAIL PROPERTIES SUB I, LLC,
a Delaware limited liability company

	By:	NNN RETAIL PROPERTIES FUND SUB I, LLC, a Delaware limited liability company, Sole Member

		By:	NATIONAL RETAIL PROPERTIES, LP,
a Delaware limited partnership,
as its Managing Member

			By:	NNN GP Corp., a Delaware
corporation, as General Partner

/s/ CHRISTOPHER P. TESSITORE
	Name:	Christopher P. Tessitore
	Its:	Executive Vice President

NNN RETAIL PROPERTIES SUB II, LLC,
a Delaware limited liability company

	By:	NNN RETAIL PROPERTIES FUND SUB I, LLC, a Delaware limited liability company, Sole Member

		By:	NATIONAL RETAIL PROPERTIES, LP,
a Delaware limited partnership,
as its Managing Member

			By:	NNN GP Corp., a Delaware
corporation, as General Partner

/s/ CHRISTOPHER P. TESSITORE
	Name:	Christopher P. Tessitore
	Its:	Executive Vice President

And

NNN RETAIL PROPERTIES SUB III, LLC,
a Delaware limited liability company

	By:	NNN RETAIL PROPERTIES FUND SUB I, LLC, a Delaware limited liability company, Sole Member

		By:	NATIONAL RETAIL PROPERTIES, LP,
a Delaware limited partnership,
as its Managing Member

			By:	NNN GP Corp., a Delaware
corporation, as General Partner

/s/ CHRISTOPHER P. TESSITORE
	Name:	Christopher P. Tessitore
	Its:	Executive Vice President

BUYER:	SERIES C, LLC,
an Arizona limited liability company

/s/ JOHN M. PONS
	Name:	John M. Pons
	Its:	Authorized Officer